Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Reports Fourth Quarter 2006 Results

SAN JUAN CAPISTRANO, Calif., January 31, 2007-- American Mold Guard, Inc. (NasdaqCM: AMGI, AMGIW, AMGIZ), an industry leader in the field of anti-microbial surface treatment services, today announced financial results for its fourth quarter and full year ended December 31, 2006.

Fourth Quarter and Full Year Results

The company reported fourth quarter 2006 net sales of $1.83 million, an increase of 8 percent from $1.69 million for the fourth quarter of 2005. For the twelve months ended December 31, 2006 the company reported net sales of $9.43 million, an increase of 62 percent from the same period in 2005. Net sales increased primarily due to higher demand for the company's services, expansion into new regions and price increases enacted in the beginning of the year. Gross margin for the fourth quarter of 2006 was $819,756, or 44.8 percent, as compared to $212,254 or a 12.6 percent gross margin for the fourth quarter of 2005. For the full year 2006, gross margin was 43.1 percent as compared to 18.4 percent for 2005. The gross margin increase was realized through improved crew productivity, less material usage, reduced material cost, reduced equipment rental costs as well as price increases the company implemented in the beginning of the year.

The company reported a net loss for the fourth quarter of 2006 of $1.52 million, or $.33 per share, compared to a net loss of $2.66 million, or $2.82 per share, for the fourth quarter of 2005. For the full year 2006, the net loss was $7.57 million, or $2.43 per share, compared to a net loss of $5.93 million, or $6.53 per share for 2005. The fourth quarter 2006 net loss decrease from the prior year was primarily due to improved gross margins and the elimination of interest expense through debt reduction after the company's initial public offering in May of 2006. The per share net loss information reflects the effect of the one-for-.340124209 reverse stock split, effective April 7, 2006.

"Despite the housing market contraction during 2006, the company recorded strong year-to-date sales growth of 62% as compared to the same period a year ago. Our productivity improvements continued to demonstrate results as gross margin expanded to record levels" said Tom Blakeley, Chief Executive Officer. "The company used this period to increase its sales presence in high growth construction markets while also expanding its sales focus on multi-family projects. We also announced that we have secured our first AMG Scientific interior surface treatment orders in surgery, physical therapy and med-spa centers in California, New Jersey and Maryland. The combination of our sales force expansion in the Carolinas and in national multi-family construction, as well as our entrance into interior surface treatment in the fight against infectious disease transmission, position the company for continued growth in 2007" concluded Mr. Blakeley.

Conference Call and Webcast

American Mold Guard will discuss its fourth quarter 2006 results, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 800-798-2884 or by International Dial at 617-614-6207 using the participant passcode 5705229.

You can also access via a live webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=196351&s=wm&e=1464785. Prior to the call, the company intends to post on its website a copy of the company's current report on Form 8-K dated January 31, 2007 including its operating results for the quarter ended December 31, 2006. The company's web site can be accessed at www.americanmoldguard.com under "Investor Relations / Press Releases".

About American Mold Guard and AMG Scientific, LLC

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of anti-microbial surface treatment services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida; with active expansion throughout the United States. Its customers include many of the largest national and regional homebuilders. Visit: www.americanmoldguard.com. Established in October 2006, AMG Scientific LLC is a wholly owned subsidiary of American Mold Guard, Inc., that is focused on assisting hospitals, large organizations, institutions, military and government facility managers in combating the problem of infectious diseases on interior surfaces. Visit: www.amgscientific.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold and hospital acquired infection prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying the company's services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Further Information:

RedChip.

Sanford Diday

1-800-733-2447

Sanford@redchip.com

Anne Steinberg or James Briggs

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or jbriggs@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144

pbowman@americanmoldguard.com

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005 Dec. 31, 2006 (UNAUDITED)		Dec. 31, 2005	Dec. 31, 2006

Revenue, Net	$ 1,689,139	$ 1,830,699	$ 5,832,585	$ 9,425,307
Cost of Revenue
Direct Costs	1,444,712	938,683	4,652,033	5,154,609
Depreciation Expense	32,173	72,260	106,577	209,925
Total Cost of revenue	1,476,885	1,010,943	4,758,610	5,364,534

Gross Margin	212,254	819,756	1,073,974	4,060,773

Selling, general and administrative expenses	2,099,542	2,405,532	5,658,114	9,156,770
Loss from operations	(1,887,289)	(1,585,776)	(4,584,139)	(5,095,997)

Interest income/(expense)	(766,187)	61,013	(1,345,051)	(2,475,123)
Loss before income tax provision	(2,653,476)	(1,524,763)	(5,929,190)	(7,571,120)

Provision/(benefit) for income taxes	1,551	(6,582)	2,887	908
Net Loss	(2,655,027)	(1,518,181)	(5,932,077)	(7,572,028)

Dividends on cumulative preferred stock	175,388	-	245,706	-
Net Loss applicable to common shareholders	(2,830,415)	(1,518,181)	(6,177,783)	(7,572,028)

Basic and diluted net loss per share	$ (2.82)	$ (0.33)	$ (6.53)	$ (2.43)

Dividends accumulated for the year on cumulative preferred stock	$ (0.19)	$ -	$ (0.27)	$ -

Net Loss attributable to common stock per share	$ (3.00)	$ (0.33)	$ (6.80)	$ (2.43)

Weighted average number of common shares outstanding- basic and diluted	942,301	4,605,092	908,574	3,110,452

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2006

ASSETS

Current Assets:
Cash & cash equivalents	$ 67,782	$ 5,307,543
Accounts receivable, less allowance for doubtfull accounts	1,257,356	1,222,339
Inventories	38,039	125,347
Deferred Offering Costs	620,882	-
Pre-paid Expenses and Deposits	115,935	409,027
Other Current Assets	80,122	27,399
Total Current Assets	2,180,116	7,091,655

Property & Equipment net	309,465	875,319
Intangible Assets	2,536	2,368

TOTAL ASSETS	$ 2,492,117	$ 7,969,342

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued liabilities	$ 1,908,414	$ 1,150,286
Lease line of credit	-	188,549
Accrued payroll-related expenses	1,687,833	661,346
Short term notes payable	3,129,986	1,581
Accrued interest payable	372,326	-
Total Current Liabilities	7,098,560	2,001,762

Long-term liabilities
Long-term notes payable, net of discount	835,089	-
Lease Line of Credit	-	418,544

Total Liabilities	$ 7,933,649	2,420,306

Shareholders' Equity (Deficiency)
Series A Preferred Stock	625,000	-
Series B Preferred Stock	859,000	-
Common Stock	1,475,262	16,606,736
Additional paid-in capital	2,005,289	6,920,413
Accumulated deficiency	(10,406,083)	(17,978,113)
Total Shareholders' Equity (Deficiency)	(5,441,532)	5,549,036

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)	$ 2,492,117	$ 7,969,342